Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Stephen D. Axelrod, CFA
Socket Communications, Inc.	Wolfe Axelrod Weinberger Associates, LLC
(510) 744-2735	(212) 370-4500
email: dave@socketcom.com	email: steve@wolfeaxelrod.com

Socket Communications Reports Profitable Year, Record Annual Revenue of $26.1 million and 21% Year-over-year Growth
Growth attributed to new products and increased enterprise demand for mobile workforce productivity

NEWARK, CA, February 23, 2005 - Socket Communications, Inc. (NASDAQ: SCKT), the Mobile Connection™ Company, today reported record revenue and profits for the year ended December 31, 2004. Revenue for the year was $26.1 million, an increase of 21 percent compared to revenue of $21.6 million for the previous year. Net income applicable to common stockholders was $288,000 or $0.01 per share compared to a net loss applicable to common stockholders of ($2.0) million or ($0.07) per share for 2003.

Revenue for the fourth quarter of 2004 was $6.5 million, an increase of 7 percent compared to revenue of $6.0 million for the same quarter a year ago. Net income applicable to common stockholders for the fourth quarter was $116,000, or $0.00 per share, compared to a net loss applicable to common stockholders for the fourth quarter a year ago of ($109,000) or ($0.00) per share. The fourth quarter of 2004 was Socket's fourth consecutive profitable quarter.

The balance sheet at December 31, 2004 included cash of $5.9 million, a current ratio of 1.8 to one, equity of $17.0 million and no long term debt.

"Socket's growth in 2004 was driven by new products and by enterprise deployment of mobile computers that improve mobile workforce communications and productivity using Socket products," said Kevin Mills, President and CEO.

"Data collection was our fastest growing product family in 2004, with revenue increasing 56 percent over the previous year and representing 40 percent of our 2004 revenue compared to 31 percent of revenue in 2003. Over the past several years, we have expanded our family of bar code scanning products for collecting data with a mobile computer. Our CF and SDIO plug-in bar code scanners and our Cordless Hand Scanner using Bluetooth wireless technology all contributed to our growth. Our data collection products are being adopted by third party software developers and integrators in building productivity enhancing enterprise solutions."

"We also achieved revenue growth in our family of embedded products. Socket provides embedded solutions using Bluetooth wireless technology for use in ruggedized industrial PDA's and other mobile devices. Embedded products revenue in 2004 grew 43 percent over the previous year and represented 14 percent of our 2004 revenue compared to 12 percent of revenue in 2003."

"Our connectivity product revenue declined by 4 percent in 2004 compared to the previous year and represented 32 percent of our 2004 revenue compared to 40 percent of revenue in 2003. Connectivity product revenue in the second half of the year was affected by model changeovers of Pocket PCs resulting in order delays while new models became available. These transitions are now completed, and we expect a return to growth in our connectivity product family."

"According to Gartner, a leading provider of research and analysis on the global information technology industry, Windows CE (which includes Pocket PCs) became the number one Personal Digital Assistant (PDA) operating system in 2004 when it accounted for 43 percent of PDA shipments, up from 37.7 percent worldwide in 2003. Gartner also reported that nearly half of all PDAs are now purchased, or reimbursed, by enterprises."*

"We are strengthening our support to the developer community with the tools needed to enable data collection and connectivity in mobile device applications for enterprises using technologies applicable to mobile devices. These technologies include Wireless LAN, Bluetooth, GPS and RFID. We will also be expanding our focus beyond Pocket PCs during 2005 by broadening support for a wide range of mobile computing platforms including tablets and notebooks, Smartphones using both Windows Mobile and Symbian operating systems, and mobile devices from PalmOne and Research-In-Motion. We believe that increasing our market reach by supporting our existing products on new platforms will provide excellent opportunities for growth, and should reduce our dependence on the Pocket PC during future product transitions."

*Source: Gartner "RIM Sparked PDA Market to Grow 6.6 Percent in 2004", T. Kort et al., Feb 2005.

Other Financial Information

Total revenue for the year and quarter ended December 31, 2004 and revenue growth by product family in 2004 over the corresponding periods in 2003 in millions of dollars were as follows:

Product Family	2004 Revenue	% Growth (Decline)	Q4 2004 Revenue	% Growth (Decline)
Data Collection Products	$10.4	56%	$2.8	42%
Connection Products	8.3	(4%)	1.8	(26)%
Serial Products	3.7	3%	0.9	3%
Embedded Products	3.7	43%	1.0	41%
Totals	$26.1	21%	$6.5	7%

Gross profit on sales was 51 percent for the year and quarter ended December 31, 2004 compared to 50 percent for the corresponding periods a year ago. The higher margins resulted from product cost reduction programs partially offset by reductions in product pricing and from changes in product mix, where higher margin products have become a greater percentage of the total sales mix in 2004.

Research and development expense was approximately $3.6 million for the year and $0.9 million for the quarter ended December 31, 2004 compared to $3.4 million and $0.9 million respectively for the same periods a year ago.

Sales and marketing expense increased to $5.9 million for the year and $1.5 million for the quarter ended December 31, 2004 compared to $5.2 million and $1.3 million respectively for the same periods a year ago. These increases resulted from moderate increases in sales and marketing headcount in 2004 and increased advertising, promotion and outside services.

General and administrative expense increased to $3.1 million for the year and decreased to $0.6 million for the quarter ended December 31, 2004 compared to $2.9 million and $0.8 million, respectively, for the same periods a year ago. The increases for the year and the decrease in the fourth quarter of 2004 were primarily due to the costs of defending a patent litigation lawsuit initiated by Khyber Technologies in 2003 that was settled in the third quarter of 2004 with the purchase by the Company of a patent from Khyber for $0.6 million. The patent was capitalized as an intangible asset purchase during the third quarter of 2004 and is being amortized over the life of the patent.

Preferred stock dividends are paid quarterly to the remaining holders of Series F Convertible Preferred Stock issued in March 2003. Holders of Series F Preferred Stock may convert their shares into common stock at any time, with mandatory conversion in March 2006. Dividends in 2003 also included dividends paid to the holder of Series E Convertible Redeemable Preferred stock, which was fully converted into common stock in the third quarter of 2003. Charges for preferred stock accretion in 2003 related to the conversion of Series E Preferred Stock and to the issuance of Series F Preferred Stock.

The Company's balance sheet at December 31, 2004 included a cash balance of $5.9 million, reflecting a net decrease of $0.5 million from the cash balance of $6.4 million at December 31, 2003. Sources of cash in 2004 included increased borrowings on the Company's bank line of credit of $1.4 million, proceeds from the exercise of stock options and warrants of $0.2 million, and positive cash flow from operations before working capital changes of $1.2 million. Cash was used to fund working capital increases of $1.8 million reflecting increases in inventory and receivables and reductions in payables, completion of the repayment of a note payable to Nokia Corporation of $0.5 million in the first and second quarters for technology and a business acquired in 2002, purchase of property, equipment and tooling throughout the year of $0.4 million, and purchase of a bar code scanning patent for $0.6 million in the third quarter from Khyber Technologies.

The Company has completed the evaluation, testing and audit of its internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley legislation. Management will include a report in its annual report on Form 10-K for the year ended December 31, 2004 certifying to the effectiveness of its internal controls.

Quarterly Management Conference Call
Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay. Participants may join the call by telephone at (800) 240-7305 or (303) 262-2143, or hear a replay via telephone at (800) 405-2236 or (303) 590-3000, using access code 11024224#, for a week following the call. The call may also be broadcasted over the Internet on CCBN and may be accessed through the Company's website at www.socketcom.com/about/conference.asp .

About Socket Communications
Socket Communications, Inc., the Mobile Connection™ Company, provides a broad range of connectivity and data collection products for mobile devices using Microsoft's Windows Mobile, CE, XP, and Palm, RIM, and Symbian-based operating systems. These mobile devices include PDAs, Smartphones, Tablet PCs and notebooks that support standard expansion mechanisms. Socket's Mobility Friendly™ products are feature-rich while promoting ease of use and lead the market with the smallest footprint and the most Battery Friendly® power consumption in their class. Socket's Development Services team provides hardware developers with solutions using mobilityIC™ interface chips, KwikBlue™ modules with embedded Bluetooth® Wireless Technology, as well as other technologies implemented in Socket's wide range of products. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or www.socketcom.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements forecasting future financial results and operating activities, market acceptance of our products, expectations for general market growth of handheld computers and other mobile computing devices, growth in demand for our products, expansion of the markets that we serve, expansion of the distribution channels for our products, adoption of our embedded products by third-party manufacturers of electronic devices, and the timing of the introduction and availability of new products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market, or financial factors including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, product delays associated with new model introductions and product changeovers, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and Wireless LAN and of our related connection and data collection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, MyNavigator and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. All other trademarks and trade names contained herein may be those of their respective owners. © 2005, Socket Communications, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Condensed Summary Statements of Operations (Amounts in Thousands except per share amounts)
	Year ended Dec 31,		Three months ended Dec 31,
	2004	2003	2004	2003
Revenue	$ 26,130	$ 21,611	$ 6,451	$ 6,006
Cost of revenue	12,768	10,908	3,177	3,026
Gross profit	13,362	10,703	3,274	2,980
Gross profit percent
	51%	50%	51%	50%
Research and development	3,658	3,449	918	869
Sales and marketing	5,929	5,189	1,517	1,314
General and administrative	3,068	2,867	614	800
Amortization of intangible technology	397	410	106	91
Total operating expenses
	13,052	11,915	3,155	3,074
Interest (income) expense, net	(28)	38	(9)	(2)
Net income (loss)	338	(1,250)	128	(92)
Deemed dividends/preferred stock accretion	--	(565)	--	--
Preferred stock dividends	(50)	(137)	(12)	(17)
Net income (loss) applicable to common stockholders	$ 288	$ (1,952)	$ 116	$ (109)
Basic and diluted net income (loss) per share applicable to common stockholders	$ 0.01	$ (0.07)	$ 0.00	$ (0.00)
Weighted average shares outstanding: Basic Diluted	30,061 33,969	26,301 26,301	30,139 33,147	29,336 29,336

Reconciliation of Net Income (Loss) to Cash Flow from (Used by) Operations Before Working Capital Changes
(Amounts in Thousands)	Year ended Dec 31,		Three months ended Dec 31,
	2004	2003	2004	2003
Net income (loss)	$ 338	$ (1,250)	$ 128	$ (92)
Add back Non-cash charges:
Depreciation/amortization of property	466	569	124	128
Amortization of intangible assets	397	410	107	91
Foreign currency (gains) loss	55	(92)	14	(43)
Change in deferred rent	22	44	6	44
Cash flow from (used by) operations*	$ 1,278	$ (319)	$ 379	$ 128
*Excludes working capital changes

Socket Communications, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	December 31,
	2004	2003*
Cash	$ 5,932	$ 6,422
Accounts receivable	4,009	3,648
Inventories	2,941	1,737
Other current assets	160	210
Property and equipment, net	479	585
Goodwill	9,798	9,798
Intangible technology	952	711
Other assets	129	154
Total Assets	$ 24,400	$ 23,265

Accounts payable and accrued liabilities	$ 3,350	$ 3,751
Bank line of credit	2,949	1,567
Deferred income on shipments to distributors	1,056	852
Note payable	--	505
Capital leases/other non-current liabilities	93	92
Common and convertible preferred stock	50,626	50,460
Accumulated deficit	(33,674)	(33,962)
Total Liabilities and Equity	$ 24,400	$ 23,265
*Derived from audited financial statements.

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